Oportun announces closing of $600 million warehouse credit facility
Commitments from Morgan Stanley, Goldman Sachs, Jefferies and J.P. Morgan
SAN CARLOS, CALIF. – September 9, 2021 – Oportun Financial Corporation (NASDAQ: OPRT), an A.I.-driven financial services and technology company that provides hardworking people with access to responsible and affordable credit, today announced the closing of a new warehouse credit facility of $600 million, backed by a portion of Oportun’s unsecured and secured personal loans. The new facility includes commitments from Morgan Stanley Bank, N.A., Goldman Sachs Bank USA, Jefferies Funding LLC, and JPMorgan Chase Bank, N.A.

“Oportun has developed a novel approach to addressing financial inclusion, which is a serious and significant societal issue that other companies have struggled to address at scale,” said Oportun CEO Raul Vazquez. “Our lenders continue to play an important role in our capital structure, and we can extend an even greater amount of responsible and affordable capital to hardworking customers nationwide with this new, larger warehouse line.”

“This larger warehouse line will support our continued growth across the U.S., enabling us to serve an addressable market that will have nearly doubled by year end through our recently launched bank partnership expansion,” said Jonathan Coblentz, CFO of Oportun. “Oportun has a successful track record of deploying capital to positively impact the lives of the customers we serve, and this new facility is a strong indication of our lenders’ support for our financially-inclusive mission. We drew on the facility at closing yesterday to redeem the last of our more expensive securitizations issued in 2018. The new warehouse credit facility replaces a $400 million facility, and reduces our cost of funds.”

Since its founding, Oportun has successfully provided more than 4.3 million loans and $10.5 billion in credit, primarily in small dollar loans, saving its customers more than $1.9 billion in interest and fees when compared to other options typically available to people with little or no credit history. By reporting repayment performance to the major credit bureaus, the company has also helped more than 925,000 people begin to establish a credit history.

About Oportun
Oportun (Nasdaq: OPRT) is a financial services company that leverages its digital platform to provide responsible consumer credit to hardworking people. Using A.I.-driven models that are built on 15 years of proprietary customer insights and billions of unique data points, Oportun has extended more than 4 million loans and over $10 billion in affordable credit, providing its customers with alternatives to payday and auto title loans. In recognition of its responsibly designed products which help consumers build their credit history, Oportun has been certified as a Community Development Financial Institution (CDFI) since 2009.

Investor Contact
Nils Erdmann
650-810-9074
ir@oportun.com

Media Contact
George Gonzalez
650-769-0441
george.gonzalez@oportun.com